Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Winchester Bancorp, Inc. (the “Company”) of our report dated September 15, 2026, relating to the Company’s consolidated financial statements, which appears in the Company’s Annual Report on Form 10-K for the year ended June 30, 2026.

/s/ Wolf & Company, P.C.

Wolf & Company, P.C.

Boston, Massachusetts

November 4, 2026